                                                                      EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        2001       2000       1999       1998       1997
                                                      --------   --------   --------   --------   --------
EARNINGS AVAILABLE TO COVER FIXED CHARGES:
Income (loss) before income taxes, minority interest
  and equity in Homestore.com                          $  759     $1,106     $ (574)    $  315     $  257
Plus: Fixed charges                                       991        574        625        677        409
Less: Equity income (loss) in unconsolidated
  affiliates                                               (5)        17         18         14         51
    Minority interest                                      37        131         96         80         --
                                                       ------     ------     ------     ------     ------
Earnings available to cover fixed charges              $1,718     $1,532     $  (63)    $  898     $  615
                                                       ======     ======     ======     ======     ======
FIXED CHARGES:(a)
Interest, including amortization of deferred
  financing costs                                      $  816     $  381     $  463     $  509     $  379
Other charges, financing costs                             --         --         --         28         --
Minority interest                                          37        131         96         80         --
Interest portion of rental payment                        138         62         66         60         30
                                                       ------     ------     ------     ------     ------
Total fixed charges                                    $  991     $  574     $  625     $  677     $  409
                                                       ======     ======     ======     ======     ======
RATIO OF EARNINGS TO FIXED CHARGES                      1.73x(b)   2.67x(b)        (c)   1.33x(b)   1.50x(b)
                                                       ======     ======     ======     ======     ======

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(a)  Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------------------
                                                                      2001       2000       1999       1998       1997
                                                                    --------   --------   --------   --------   --------
      Incurred by the Company's PHH subsidiary                       $  258     $  156     $  133     $  166     $  110
      Related to the Company's stockholder litigation settlement
        liability                                                       131         63         --         --         --
      Related to the debt under management and mortgage programs
        incurred by the Company's car rental subsidiary                 189         --         --         --         --
      All other                                                         238        162        330        343        269

     The interest expense of $131 million related to the Company's stockholder litigation settlement liability does not reflect $25 million of interest income related to the Company's stockholder litigation settlement trust. Such interest income economically offsets a portion of the $131 million of interest expense on the Company's Consolidated Statement of Operations.

(b) Income (loss) before income taxes, minority interest and equity in Homestore.com includes other charges and a net loss on the disposition of businesses of $695 million, $119 million, $810 million (exclusive of financing costs of $30 million) and $704 million for 2001, 2000, 1998 and 1997, respectively. Excluding such charges, the ratio of earnings to fixed charges is 2.43x, 2.88x, 2.52x and 3.22x for 2001, 2000, 1998 and 1997,
    respectively.

(c) Earnings were inadequate to cover fixed charges for 1999 (deficiency of $688 million) as a result of other charges of $3,032 million, partially offset by $1,109 million related to the net gain on dispositions of businesses. Excluding such charges and net gain, the ratio of earnings to fixed charges is 2.98x.